Exhibit 16.1

PricewaterhouseCoopers LLP
125 High Street
Boston, MA 02110-1707
Telephone (617) 530 5000
Facsimile (617) 530 5001
www.pwc.com

October 5, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Clean Harbors, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K report of Clean Harbors, Inc. dated September 30, 2005.  We agree with the statements concerning our Firm in such Form 8-K.  However, we make no comment whatsoever regarding the current status of the material weakness in estimating reserves for self-insured workers’ compensation and motor vehicle liability reserves noted in such Form 8-K or regarding any remedial efforts taken with respect to such material weakness.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP